Exhibit 1.1

Underwriting Agreement

AirXpanders, Inc.

Canaccord Genuity (Australia) Limited

Contents

	Table of contents

1	Definitions and interpretation		2
	1.1	Definitions	2
	1.2	Interpretation	10
	1.3	Business Days	11
	1.4	Valid Application	12
	1.5	Knowledge	12

2	Appointment		12
	2.1	Appointment	12
	2.2	Agreement to underwrite	12
	2.3	Sub-underwriting	12
	2.4	Co-lead managers, Co-managers and brokers	13

3	Conditions		13
	3.1	Condition precedent to binding agreement	13
	3.2	Conditional obligations of the Underwriter	13
	3.3	Obligation to satisfy conditions	14
	3.4	Waiver	14
	3.5	Notice	14
	3.6	Conditions not satisfied	14

4	Representations and Warranties		15
	4.1	The Issuer	15
	4.2	The Underwriter	20
	4.3	Warranties to be read independently	21
	4.4	Reliance	21
	4.5	Notice of breach	21
	4.6	Repetition	21
	4.7	Acknowledgement	21

5	Undertakings		21

6	Offer		23
	6.1	Making of Offer	23
	6.2	Support and access	23
	6.3	Public Statements	24
	6.4	Amendment	24
	6.5	Application for quotation	24
	6.6	Supplementary documents	24
	6.7	Issuer responsible	24
	6.8	Registry	25

7	Placement		25
	7.1	Conduct of the Placement	25

8	Conduct of the Offer		25
	8.1	ASX Materials	25
	8.2	Conduct	25
	8.3	Valid Applications and allocation	26
	8.4	Details of applications	26
	8.5	Shortfall Notice and Certificate	26
	8.6	Subscription for Shortfall CDIs	26
	8.7	Settlement	27
	8.8	Allotment	27
	8.9	Holding Statements	27

Underwriting Agreement Contents 1

Contents

	8.10	Quotation	27
	8.11	Defaulting Holders	27

9	Fees, Costs And Expenses		27
	9.1	Management fees	27
	9.2	Entitlement Offer fees	28
	9.3	Sub-underwriting and other fees	28
	9.4	Costs and expenses	28
	9.5	Costs on termination	28
	9.6	Set off	29

10	Events of Termination		29
	10.1	Termination	29
	10.2	Exercise of rights	32
	10.3	Claims	32
	10.4	Notification	33
	10.5	Independent construction	33
	10.6	Consequences of termination	33

11	Indemnity		33
	11.1	Indemnity	33
	11.2	Extent of indemnity	34
	11.3	Notice	34
	11.4	Failure to notify	34
	11.5	Benefits of indemnity	34
	11.6	Preservation of rights	34
	11.7	Issuer entitled to defend or institute proceedings	35
	11.8	Separate representation	35
	11.9	Obligations of Indemnified Parties	36
	11.10	Conditions precedent to Indemnified Parties’ obligations	36
	11.11	No settlement without consent	36
	11.12	Right to assume control of proceedings	36
	11.13	Contractual contribution	37
	11.14	Proportional contribution	37
	11.15	No excess contribution	37
	11.16	Acknowledgement	37
	11.17	Right to reimbursement by the Issuer	38
	11.18	Right to reimbursement by the Indemnified Party	38
	11.19	No Claims against Indemnified Parties	38
	11.20	Claims under US law	38

12	Due Diligence		39
	12.1	Due diligence	39
	12.2	Access and information	39
	12.3	ASX and ASIC	39
	12.4	Due diligence materials	40

13	GST		40
	13.1	Definitions	40
	13.2	GST payable in addition to fees and expenses	40
	13.3	GST on claims and expenses	40
	13.4	Tax invoice	40
	13.5	Adjustment of additional amount	41

14	Notices		41
	14.1	How to give a notice	41

Underwriting Agreement Contents 2

Contents

	14.2	When a notice is given	41
	14.3	Address for notices	41

15	General		42
	15.1	Governing law	42
	15.2	Giving effect to this agreement	42
	15.3	Waiver of rights	42
	15.4	Operation of this agreement	42
	15.5	Inconsistency with other documents	42
	15.6	Amendment	42
	15.7	Assignment	43
	15.8	Time is of the essence	43
	15.9	Counterparts	43
	15.10	Attorneys	43
	15.11	Operation of indemnities, representations and warranties	43
	15.12	Discretion in exercising rights	43
	15.13	Extent of obligations	43
	15.14	No liability for loss	43
	15.15	Conflict of interest	43
	15.16	Consents	44
	15.17	Survival	44
	15.18	No bias against the drafter	44
	15.19	Acknowledgements	44

	Schedules
	Notice Details		47
	Certificate		48
	Timetable		49

Underwriting Agreement Contents 3

Underwriting Agreement

Date ►	2 August 2018

Between the parties

Issuer	AirXpanders, Inc.

ABN 26 604 398 423, of 3047 Orchard Parkway, San Jose CA USA

Canaccord	Canaccord Genuity (Australia) Limited

ABN 19 075 071 466 of Level 4, 60 Collins Street, Melbourne VIC 3000

Recitals	1	The Issuer proposes to make the Placement and the Offer.

	2	The Underwriter has agreed to manage and underwrite the Offer, on the terms and conditions set out in this agreement.

	3	The Issuer will conduct the Placement in conjunction with the Offer pursuant to clause 7 of this agreement.

	4	This agreement is being entered into concurrently with the initial filing of the Registration Statement with the Commission and in accordance with clause 3.1 will become binding on the parties immediately following the Registration Statement becoming effective upon order of the Commission.

The parties agree as follows:

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1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this agreement are set out below.

	Term	Meaning

	Accepted Offer CDIs	those Offer CDIs in respect of which the Issuer or the Underwriter receives Valid Applications from Eligible Holders.

	Accepting Holder	a CDI Holder or Stockholder, from whom a Valid Application is received by the Issuer, accepting all or part of its Entitlement.

Affiliate

in respect of any person, any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person; and ‘control’ (including the terms ‘controlled by’ and ‘under common control with’) means the possession, direct or indirect, of the power to direct or cause the direction of the management, policies or activities of a person, whether through the ownership of securities, by contract or agency or otherwise.

	Announcement Date	has the same meaning as set out in the Timetable.

	Application Money	the application money delivered by CDI Holders and Stockholders to the Registry in respect of a Valid Application.

	ASIC	the Australian Securities and Investments Commission.

	ASX	ASX Limited (ABN 98 008 624 691) and, where the context requires, its related bodies corporate (as defined in the Corporations Act), or the financial market operated by ASX Limited.

	ASX Materials	the Offer Release, the Appendix 3B, Cleansing Notice and any announcement or material accompanying them given to ASX by the Issuer in respect of the Offer.

	ASX Settlement	ASX Settlement Pty Limited (ABN 49 008 504 532).

	ASX Settlement Operating Rules	the settlement rules of the settlement facility provided by ASX Settlement.

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Term	Meaning

Authorisation	1	an authorisation, consent, licence, declaration, approval, exemption, notarisation or waiver, however it is described; and

	2	in relation to anything that could be prohibited or restricted by law if a Government Agency acts in any way within a specified period, the expiry of that period without that action being taken,

including any renewal or amendment of any of the above.

Business Day	has the meaning given to that expression in the Listing Rules.

CDI	a CHESS Depository Interest issued by CDN, with each CDI representing a one third interest in a corresponding Share.

CDI Holder	a holder of CDIs.

CDN	CHESS Depositary Nominees Pty Limited (ABN 75 071 346 506).

Certificate	a certificate in the form of Schedule 2 executed by two directors of the Issuer.

CHESS	has the meaning given to that expression in the Listing Rules.

CHESS Depository Interest	a security interest as defined in the ASX Settlement Operating Rules.

Claim

in relation to any person, a claim, allegation, action, proceeding, order, debt or demand made against the person, however arising, and whether present or future, fixed or unascertained, actual or contingent, whether at law, in equity, under statute or otherwise.

Cleansing Notice	the notice given to ASX by the Issuer under section 708AA(2)(f) in respect of the Offer, meeting the requirements of section 708AA(7).

Commission	the United States Securities and Exchange Commission.

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Term	Meaning

Completion	will occur when all of the Offer CDIs to be issued under the Offer in accordance with this agreement have been allotted by the Issuer in accordance with the Offer.

Conditional Placement	the offer of 299,060 Placement Shares to the Barry Cheskin at the Placement Offer Price, the issue of which is conditional on Securityholder Approval.

Conditional Placement Allotment Date	has the same meaning as set out in the Timetable.

Constitution	the constitution, articles of association, by laws or other equivalent document of the Issuer as at the date of this agreement.

Corporations Act	the Corporations Act 2001 (Cth).

Defaulting Holder

an Accepting Holder who, by 10.30 am on the Settlement Date, has not paid in full and clear funds the Offer Price in respect of each of the Accepted Offer CDI in respect of which it has lodged a Valid Application.

Defective	In the case of the Cleansing Notice - if it is defective within the meaning of section 708AA(11).

Due Diligence Committee	the committee formed by the Issuer in connection with the Offer.

Due Diligence Committee Report

the report of the Due Diligence Committee to the Issuer and its directors and Underwriter (and its representatives) dated on or about the date of this agreement, including all annexures and schedules to the report.

Due Diligence Process Outline

the memorandum including its schedules, annexures and attachments setting out the responsibilities and purpose of the Due Diligence Committee, the final form of which is annexed to the Due Diligence Committee Report.

Due Diligence Program	the due diligence and verification procedures adopted by the Issuer and summarised in the Due Diligence Process Outline.

Due Diligence Questionnaire

the written questionnaire in the form agreed by the Underwriter and the Issuer prior to the date of this agreement to be completed by senior management of the Issuer, in relation to the business and prospects of the Issuer amongst other matters.

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Term	Meaning

Due Diligence Materials	the materials prepared or received by the Issuer in respect of the conduct of the Offer and preparation of Offer Documents.

Eligible Holder	a CDI Holder and Stockholder at the Record Time with an address on the Issuer’s register of members in Australia or New Zealand.

Encumbrance

any mortgage, lien, charge, pledge, assignment by way of security, security interest, title retention, preferential right or trust arrangement, Claim, covenant, profit à prendre, easement or any other security arrangement or any other arrangement having the same effect.

Entitlement	the entitlement of an Eligible Holder to be issued 15 Offer CDIs for every 16 CDIs (or 45 Offer CDIs for every 16 Shares) held at the Record Time under the Offer.

Entitlement and Acceptance Form	a personalised entitlement and acceptance form to subscribe for Offer CDIs in the form of the entitlement and acceptance form accompanying the Offer Booklet.

Entitlement Offer

the pro rata entitlement offer of Offer CDIs to Eligible Holders entitling each such Eligible Holder to subscribe at the Offer Price for 15 Offer CDIs for every 16 CDIs (or 45 Offer CDIs for every 16 Shares) held by that Eligible Holder at the Record Time.

Event of Termination	an event entitling the Underwriter to terminate this agreement or its obligations under this agreement as provided in clause 10.

Excluded Information	has the meaning given to that term in clause 4.1(g).

Excluded Holders

those CDI Holders and Stockholders (or beneficial owners of CDIs and Shares) at the Record Time with a registered address outside Australia, New Zealand and any other countries and jurisdictions as agreed between the Issuer and the Underwriter, and in respect of whom Listing Rule 7.7.1(a) applies; provided that any such holder of CDIs that is in the United States or is a US person (as defined in Rule 902(k) of Regulation S under the Securities Act), and any holder of CDIs who holds CDIs for the account or benefit of a person that is in the United States or is a US person (to the extent that person holds CDIs for the account or benefit of such a person) is an Excluded Holder.

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Term	Meaning

Government Agency	1	a government or government department or other body;

	2	a governmental, semi-governmental or judicial person; or

	3	a person (whether autonomous or not) who is charged with the administration of a law.

Group	the Issuer and its related bodies corporate.

Indemnified Party	means:

	1	the Underwriter;

	2	the Affiliates and related bodies corporate of the Underwriter; and

	3	the directors, officers, employees, partners, contractors, agents, advisers and representatives of:

● the Underwriter; and

● the Affiliates and related bodies corporate of the Underwriter.

Initial Placement	the offer of 20,142,123 Placement Shares to the Vivo Investors at the Placement Offer Price.

Initial Placement Allotment Date	has the same meaning as set out in the Timetable.

Insolvent	A person is Insolvent if:

	1	it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);

	2	it has had a controller (as defined in the Corporations Act) appointed or is in liquidation or provisional liquidation, under administration or wound up or has had a receiver or receiver and manager appointed to any part of its property;

	3	it is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (in each case, other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other parties to this agreement);

	4	an application or order has been made, resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to any event or circumstance referred to in subparagraph (1), (2) or (3) above occurring;

	5	it is taken (under section 459F(1)) to have failed to comply with a statutory demand;

	6	it is the subject of an event described in section 459C(2)(b) or section 585 (or it makes a statement from which another party to this agreement reasonably deduces it is so subject);

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Term	Meaning

	7	it is otherwise unable to pay its debts as and when they fall due; or

	8	something having a substantially similar effect to any event or circumstance referred to in subparagraphs 1 to 7 above happens in connection with that person under the law of any jurisdiction.

Intellectual Property Right	has the meaning given in clause 4.1(q).

Issuer Information

any information made public to ASX pursuant to the continuous disclosure obligations of the Issuer or otherwise, or provided to one or more investors (either individually or generally) by or on behalf of the Issuer (including, for the avoidance of doubt, any Publication).

Listing Rules

the Listing Rules of ASX (including the ASX Settlement Operating Rules, the ASX Operating Rules and the ASX Clear Operating Rules) as waived or modified by ASX in respect of the Issuer or the Group or the Offer in any particular case.

Loss

in relation to a person, a damage, loss, cost, expense or liability incurred by the person, including legal costs on a full indemnity basis, penalties, fines and interest, however and wherever arising and whether present or future, fixed or unascertained, actual or contingent.

Offer

the pro rata entitlement offer of Offer CDIs to Eligible Holders entitling each such Eligible Holder to subscribe at the Offer Price for 15 Offer CDIs for every 16 CDIs (or 45 Offer CDIs for every 16 Shares) held by that Eligible Holder at the Record Time.

Offer Booklet	the retail offer booklet provided to Eligible Holders in connection with the Offer.

Offer CDIs

the CDIs that are offered for subscription pursuant to the Offer (and which, for the avoidance of doubt, does not include any CDIs that would have been offered to the Placement Share Offerees had such Placement Share Offerees been entitled to participate in the Offer and the equivalent number of additional CDIs the Placement Share Offerees purchase under the Placement).

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Term	Meaning

Offer Documents	the documents issued or published by or on behalf of the Issuer in respect of the Offer, being:

	1	the ASX Materials and any supplement or amendment to or replacement of those materials;

	2	the Offer Booklet, including the Entitlement and Acceptance Form;

	3	the Registration Statement and related preliminary prospectus and prospectus;

	4	all correspondence to Eligible Holders, Excluded Holders, or their nominees or other parties approved by or on behalf of the Issuer in connection with the Offer; and

	5	any other Publication,

and includes any amendment, replacement or supplement to any of the above documents.

Offer Period	the period commencing on the date of this agreement and ending on Completion.

Offer Price	$0.075.

Offer Proceeds	the amount calculated pursuant to the following formula:

OS x OP

where

OS means the total number of Offer CDIs; and

OP means the Offer Price.

Offer Release	the ASX release by the Issuer outlining the terms of the Offer and related information, including any investor presentation.

Placement	the offer of the Placement Shares to the Placement Share Offerees at the Placement Offer Price, to raise US$3,417,576, comprising the Initial Placement and the Conditional Placement.

Placement Offer Price	US$0.16719.

Placement Proceeds	the amount calculated pursuant to the following formula:

PS x POP

where

PS means the total number of Placement Shares; and

POP means the Placement Offer Price.

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Term	Meaning

Placement Shares	the total of 20,441,183 Shares to be offered and issued under the Placement.

Placement Share Offerees	means the following CDI Holders and Stockholders located in the United States:

	1	the Vivo Investors; and

	2	Barry Cheskin.

Publication	any announcements, advertisements, publicity or roadshow materials relating to the Group or the Offer published by the Issuer or on its behalf after execution of this agreement.

Record Date	has the same meaning as set out in the Timetable.

Record Time	7.00pm (Australian Eastern Standard time) on the Record Date.

Registration Statement

a registration statement on Form S-1 filed with the Commission and relating to the Offer CDIs, including a preliminary prospectus and such amendments to such registration statement as may have been required to the date of this agreement.

Registry	the Issuer’s registry, Computershare Investor Services Pty Ltd.

Regulation S	Regulation S under the Securities Act.

Rules and Regulations	the rules and regulations of the Commission under the Securities Act.

Securityholder Approval	the approval of Stockholders to the issue of Placement Shares to Barry Cheskin for the purposes of Listing Rule 10.11 and for all other purposes.

Share	the fully paid and nonassessable shares of Class A Common Stock of the Issuer.

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	Term	Meaning

	Stockholder	a holder of Shares.

	Securities Act	the U.S. Securities Act of 1933 (as amended).

	Shortfall Notice	a notice from the Issuer to the Underwriter specifying the number of Offer CDIs for which Valid Applications in respect of the Offer have not been received.

	Shortfall CDIs	1	the number of Offer CDIs offered under the Offer for which Valid Applications have not been received from Eligible Holders in respect of their Entitlement; and

		2	the Offer CDIs that would have been offered to CDI Holders and Stockholders who the Issuer and the Underwriter agree are Excluded Holders (except for Excluded Holders who are Placement Share Offerees), had such CDI Holders and Stockholders been entitled to participate in the Offer.

	Timetable	the timetable for the Offer set out in Schedule 3, as it may be varied pursuant to clause 6.4.

	Underwriter	Canaccord.

	United States	has the meaning given to that term in Rule 902(l) under the Securities Act.

	Valid Application	has the meaning given to that expression by clause 1.4.

	Verification Materials	the contents of the file maintained by the Issuer in relation to the verification of statements made in the Offer Documents, verified as part of the Due Diligence Program.

	Vivo Investors	1	Vivo Ventures Fund VII, L.P.; and

		2	Vivo Ventures VII Affiliates Fund, L.P.

1.2	Interpretation

Headings (including those in brackets at the beginning of paragraphs) are for convenience only and do not affect the interpretation.

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Unless the contrary intention appears, in this agreement:

(a)	a reference to document or agreement (including this agreement) includes any variation or replacement of it;

(b)	a reference to legislation includes regulations and other instruments under it and any variation or replacement of any of them;

(c)

a reference to a section, Chapter, Part or Division is a reference to a section, Chapter, Part or Division of the Corporations Act, as modified by any applicable ASIC Class Order, including ASIC Class Order [CO 14/827];

(d)	the singular includes the plural and vice versa;

(e)	the word ‘person’ includes an individual, a body corporate, a partnership, a joint venture, an unincorporated body, an association and a Government Agency;

(f)	a reference to a particular person includes the person’s executors, administrators, successors and permitted substitutes (including persons taking by novating) and assigns;

(g)	an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and each of them individually;

(h)	an agreement, representation or warranty by two or more persons binds them jointly and each of them individually;

(i)	a group of persons or things is a reference to any two or more of them jointly and to each of them individually;

(j)	a reference to dollars, A$ or $ is a reference to the lawful currency of Australia;

(k)	a period of time dating from a given day or the day of an act or event, is to be calculated exclusive of that day;

(l)	the meaning of general words is not limited by specific examples introduced by ‘including’, ‘for example’ or ‘such as’ or similar expressions;

(m)	a reference to a time of the day is a reference to Australian Eastern Standard time;

(n)	any date referred to in the Timetable has the same meaning where used in this agreement, as it may be varied under clause 6.4;

(o)	the word agreement includes an undertaking or other binding arrangement or understanding, whether or not in writing;

(p)	the words subsidiary or related body corporate have the same meanings as in the Corporations Act; and

(q)

references to applicable law include all laws applicable to the Issuer, the Group and the Offer within or outside Australia (such as the Corporations Act) and includes the Listing Rules and policies, guidelines, official directives or requests of or by any Government Agency, whether or not having the force of law.

1.3	Business Days

If the day on or by which a person must do something under this agreement is not a Business Day, then:

(a)	if the act involves a payment that is due on demand, the person must do it on or by the next Business Day; and

(b)	in any other case, the person must do it on or by the previous Business Day.

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1.4	Valid Application

For the purposes of this agreement, a Valid Application is received by the Issuer if it is made by a Stockholder or CDI Holder in respect of the Offer:

(a)	by way of a duly completed Entitlement and Acceptance Form and submitted to the Registry in accordance with the Offer and the Issuer receives the Offer Price in cleared funds; or

(b)	payment for the CDIs applied for by BPAY (and completion of an Entitlement and Acceptance Form is not therefore required),

in accordance with the Offer Booklet by 5.00pm on the Closing Date (as defined in the Timetable).

1.5	Knowledge

References in this agreement to the knowledge or awareness of the Issuer shall be taken to be and are limited to the facts, matters and circumstances of which the directors of the Issuer and the members of senior management of the Issuer are actually aware, or would reasonably be expected to be aware of the facts, matters and circumstances in question, had they made the due and careful enquiries that a reasonable person would have made in the circumstances.

2	Appointment

2.1	Appointment

The Issuer appoints the Underwriter on an exclusive basis, to act as underwriter and lead manager of the Offer on the terms and conditions of this agreement.

2.2	Agreement to underwrite

(a)	The Underwriter agrees to underwrite subscriptions for the Offer CDIs on the terms and conditions of this agreement.

(b)	For the avoidance of doubt, the Underwriter will not offer or sell any Placement Shares under this agreement and is under no obligation to underwrite the Placement.

2.3	Sub-underwriting

The Underwriter may at its cost, appoint one or more sub-underwriters to sub-underwrite the Offer in consultation with the Issuer including, without limitation, to subscribe, bid, apply for, or nominate allottees of, any of the Shortfall CDIs in its absolute discretion; provided any such sub-underwriters make customary representations and warranties with respect to US securities law matters as appropriate. The Underwriter shall be responsible for assuring that the participation by each sub-underwriter complies with applicable law, including securities laws, of the jurisdiction where such sub-underwriter is located.

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2.4	Co-lead managers, Co-managers and brokers

The Underwriter may appoint co-lead managers, co-managers and brokers to the Offer, at the Underwriter’ cost, in consultation with the Issuer; provided any such co-lead managers, co-managers or brokers make customary representations and warranties with respect to US securities law matters as appropriate.

3	Conditions

3.1	Condition precedent to binding agreement

The operation of this agreement is conditional on, and this agreement shall not be binding on the parties, unless the Registration Statement has been declared effective by the Commission, in which event it shall be binding immediately following the Registration Statement having become effective. This condition may not be waived by any party.

3.2	Conditional obligations of the Underwriter

The obligations of the Underwriter to manage and underwrite the Offer, is conditional on each of the following conditions being fulfilled (or waived under clause 3.4) by the relevant deadline specified below or such later time as otherwise agreed to by the Underwriter:

(a)

(Due Diligence Questionnaire) delivery to the Underwriter of the Due Diligence Questionnaire, completed to the satisfaction of the Underwriter and delivered to the Underwriter by 5.00pm on the day immediately prior to the Announcement Date;

(b)

(Due Diligence Committee Report) delivery to the Underwriter, prior to 8.00am on the Announcement Date a copy of the final Due Diligence Committee Report contemplated by the Due Diligence Process Outline in a form and substance satisfactory to the Underwriter, which is to be addressed to, and expressed to be for the benefit of, each member of the Due Diligence Committee, the Issuers and the Underwriter (and its respective representatives) and signed by each member of the Due Diligence Committee and accompanied by:

(1)

each senior management sign-off signed by each person named in the Due Diligence Process Outline and addressed to, and expressed to be for the benefit of, each member of the Due Diligence Committee, the Issuer and the Underwriter (and its respective representatives);

(2)

a legal opinion in respect of Australian legal matters addressed to, and expressed to be for the benefit of, the Issuer and the Underwriter (and its respective representatives), in a form and substance satisfactory to the Underwriter from Johnson Winter & Slattery, Australian legal counsel to the Issuer; and

(3)

all other opinions, sign-offs and reports referred to in the Due Diligence Committee Report signed and addressed to, and expressed to be for the benefit of, each member of the Due Diligence Committee (and its respective representatives) and the Underwriter (and its respective representatives);

(c)

(Regulatory relief) the Issuer obtains before 9:00am on the Announcement Date, in a form and substance satisfactory to the Underwriter, all approvals, consents, modifications or waivers of or from ASIC, ASX or any other Government Agency that are necessary to implement the Offer in accordance with this agreement (including the Timetable);

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(d)

(Trading Halt) ASX granting the Issuer a trading halt in connection with the Offer, pursuant to ASX Listing Rule 17.1, commencing before 10.00am two trading days immediately before the Announcement Date for a period of not less than two Business Days;

(e)	(ASX Materials) the Issuer issuing and releasing to ASX the ASX Materials in a form acceptable to the Underwriter prior to 10.00am on the Announcement Date;

(f)	(Placement) the Issuer entering into a purchase agreement with the Placement Share Offerees for the sale and issue of the Placement Shares prior to 10.00am on the Announcement Date;

(g)

(Vivo funds) the Vivo Investors paying their portion of the Placement Proceeds in accordance with their purchase agreement with the Issuer not later than seven Business Days after the date of this agreement; and

(h)

(Registration Statement and Prospectus Filings) notification that the Registration Statement has become effective shall be received by the Underwriter not later than five Business Days after the date of this agreement and all filings made pursuant to Rules 424, 430A, or 430C of the Rules and Regulations, as applicable, shall have been made or will be made in accordance with all such applicable rules.

3.3	Obligation to satisfy conditions

The Issuer must use all best endeavours to satisfy the conditions referred to in clause 3.2.

3.4	Waiver

The conditions referred to in clause 3.2 are for the benefit of the Underwriter only and may be waived by the Underwriter in its absolute discretion by giving notice in writing to the Issuer to this effect.

3.5	Notice

The Issuer must notify the Underwriter as soon as it becomes aware that any of the conditions referred to in clause 3.2 have been satisfied and must notify the Underwriter as soon as it becomes aware of the non-satisfaction of any of the conditions referred to in clause 3.2, or any such condition becoming incapable of satisfaction.

3.6	Conditions not satisfied

If any of the conditions precedent in clause 3.2 are not satisfied (or not waived under clause 3.4 by the Underwriter) by their respective deadlines (or such later time as agreed by the Underwriter), the Underwriter (in its absolute and unfettered discretion) may by notice to the Issuer terminate this agreement (other than clauses 4, 9.5, 11, 12.2, 12.4, 13, 14 and 15, and except for the enforcement of any right or claim which arises on this agreement ending or has arisen before termination of the agreement) at any time.

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4	Representations and Warranties

4.1	The Issuer

The Issuer represents and warrants to the Underwriter that:

(a)	(status) it is a company duly incorporated under the laws of the place of its incorporation;

(b)	(capacity) it has full legal capacity and power to enter into this agreement and to carry out the transactions that this agreement contemplates;

(c)

(corporate authority) it has taken all corporate action that is necessary or desirable to authorise its entry into this agreement and its carrying out of the transactions that this agreement contemplates;

(d)	(Authorisation) it holds each Authorisation that is necessary to:

(1)	execute this agreement and to carry out the transactions that this agreement contemplates;

(2)	ensure that this agreement is legal, valid and binding; and

(3)	enable it to properly carry on its business,

and it is complying with any conditions to which any of these Authorisations is subject;

(e)

(agreement effective) immediately following effectiveness of the Regiatration Statement, this agreement will constitute its legal, valid and binding obligations, enforceable against it in accordance with its terms subject to any necessary stamping or registration;

(f)	(information) all information:

(1)

whether in written or verbal form and provided by or on behalf of the Issuer to the Underwriter, or contained in any public or other media statements made by, or on behalf of the Issuer, in relation to the Offer and the Group, including information provided in response to the Due Diligence Questionnaire; and

(2)	comprising the Issuer’s periodic and continuous disclosure filed with ASX and / or ASIC, and / or included on the Issuer’s website,

is true and correct in all material respects and not misleading or deceptive in a material respect whether by omission or otherwise;

(g)	(no inside information)

(1)

other than the Offer and information contained in the ASX Materials provided to the Underwriter immediately prior to execution of this agreement and each day this representation and warranty is repeated, it is not aware of any information that is not generally available at the date of this agreement which, if made generally available, would be likely to have a material effect upon the price or value of the CDIs or would otherwise be required to be disclosed as ‘excluded information’ under subsections 708AA(7)(d) or 708A(8) (Excluded Information);

(2)	the ASX Materials, which are required to contain Excluded Information, will not omit any information which is Excluded Information at the time of their release to ASX; and

(3)	it is not aware of anything that will result in there being any Excluded Information at any time before Completion;

Underwriting Agreement page 15

(h)	(Offer Documents) the Offer Documents do not contain:

(1)	any statements that are misleading or deceptive or likely to mislead or deceive and do not omit information required by the Corporations Act or any other applicable law; or

(2)	any forecasts, expressions of opinion, intention or expectation that are not based on reasonable grounds,

and the issue and distribution of the Offer Documents and its conduct in connection with the Offer Documents does not and will not constitute conduct by any person which is misleading or deceptive or likely to mislead or deceive;

(i)	(disclosure obligations) it is not in breach of, and will not before the expiry of the Offer Period be in breach of, any provision of Chapter 3 of the Listing Rules;

(j)

(due diligence) it has made, and will continue until Completion to make, reasonable enquiries to ensure that there are no material omissions from the Offer Documents or Issuer Information or omissions from the Offer Documents or Issuer Information of information required by the Corporations Act and any applicable laws and that the statements included in the Offer Documents or Issuer Information are true and not misleading or deceptive or likely to mislead or deceive, and the issue of the Offer Documents does not constitute conduct by any person which is misleading or deceptive or likely to mislead or deceive;

(k)

(Issuer Information) the Issuer Information, when considered in aggregate, does not contain any statements that are misleading or deceptive in any material respect or likely to mislead or deceive in any material respect;

(l)

(litigation) neither it nor any entity in the Group is involved in any litigation, arbitration or administrative proceeding relating to claims or amounts which are material in the context of the Group or the Offer, nor, to the best of the knowledge, information and belief of the Issuer, after due enquiry, is any such litigation, arbitration or administrative proceeding pending, threatened or contemplated, including submissions, petitions, applications to government ministers in any jurisdiction in which it operates or other persons or authorities;

(m)

(financial reporting internal controls) the Issuer maintains a system of internal controls over financial reporting that has been designed by the Issuer’s principal executive officers and principal financial officers, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. To the best of the Issuer’s knowledge, information and belief, after due enquiry, the Issuer’s internal controls over financial reporting are effective and there is no material weakness in its internal controls over financial reporting;

(n)

(financial information in Offer Documents) the financial and accounting information contained in the Offer Documents (Financial Information), if any, has been prepared in good faith and in a manner consistent with the principles, policies and procedures used for the preparation of the Issuer’s last audited financial statements. The Financial Information has been accurately extracted from the Issuer’s management accounts and reporting systems and the assumptions and adjustments used in the preparation of the Financial Information which reflects the terms of the Offer are reasonable and appropriate. The Financial Information in respect of the Group’s future performance is based on reasonable grounds and has been prepared on the basis of reasonable and appropriate assumptions;

Underwriting Agreement page 16

(o)

(title to property) the Issuer and each other member of the Group have all real and personal property necessary to conduct its business as currently conducted. Any real property and buildings held under lease by the Issuer and each other member of the Group are held by it under valid, subsisting and enforceable leases with such exceptions as would not have a material adverse effect;

(p)	(licences and approvals) each Group member holds all Authorisations, licences, permits, approvals, concessions and other consents necessary (Approvals):

(A)

for it to conduct each of its businesses in the manner in which those businesses have been conducted prior to the date of this agreement in accordance with all applicable laws (including occupational health and safety and environmental laws); and

(B)

all such Approvals are in full force and effect and not liable to be revoked or not renewed, except as would not individually or in the aggregate, have a material adverse effect, financial or otherwise, on the Issuer or any of its related bodies corporate;

(q)

(intellectual property) the Issuer and each Group member owns or possesses adequate rights to use all patents, patent applications, registered designs, trademarks, trade names, trademark registrations, licences and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses (together, the Intellectual Property Rights), except where the failure to own or possess the same could not reasonably be expected to result in a material adverse effect on the condition, financial or otherwise, of the Issuer or any of its related bodies corporate; and the Issuer and the Group have not received any notice of any claim of infringement of or conflict with any such rights of others, except where such infringement or conflict could not reasonably be expected to result in a material adverse effect on the condition, financial or otherwise, of the Issuer or any of its related bodies corporate;

(r)	(Certificate) the contents of a Certificate given under this agreement are true and correct and not misleading or deceptive as at the date the Certificate is given;

(s)

(rights issue) the Offer will be a rights issue within the meaning given in section 9A and may be conducted under, and will be undertaken in compliance with section 708AA, and each of the conditions in that section which require satisfaction for the purposes of conducting the Offer is or will be satisfied by the relevant date for satisfaction referred to in the particular condition;

(t)	(Cleansing Notice) the Issuer is able to provide, and there is nothing preventing it from providing the Cleansing Notice as contemplated in this agreement;

(u)	(securityholder approval) the Issuer does not require the approval of any class of any security in the Issuer to complete the Offer;

(v)	(conduct) the Issuer has not engaged and will not engage in conduct that is misleading or deceptive or is likely to mislead or deceive in connection with the Placement or the Offer;

(w)	(business) since the last balance date, with the exception of the Offer and any fact, matter or circumstance fairly disclosed in the ASX Materials or to ASX prior to the date of this agreement:

(1)	its business has, in all material respects, been carried on in the ordinary and usual course;

Underwriting Agreement page 17

(2)

there has been no change in its assets, total liabilities or financial condition or profitability except for changes in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, of the Issuer or any of its related bodies corporate; and

(3)

none of its business, assets, liabilities, financial position nor prospects have been adversely affected by any matter, either financial or otherwise which has a material adverse effect on the business as a whole;

(x)	(Offer CDIs) subject to the terms of ASIC Class Order [CO 14/827]:

(1)

the Offer CDIs will be in a class of securities that are quoted on a financial market operated by ASX without being suspended from trading for more than a total of 5 trading days during the shorter of the period during which the class of securities has been quoted and the 12 months before the date of issue of the Offer CDIs (the Relevant Period);

(2)	no:

(A)	exemption under sections 111AS or 111AT; or

(B)	order under sections 340 or 341,

does or will cover the Issuer, or any person, as a director or auditor of the Issuer at any time during the Relevant Period; and

(3)

ASIC has not made a determination under sub-section 708AA(3) of the Corporations Act that it is satisfied that the Issuer has, within the previous 12 months, contravened any of the provisions listed in that sub-section;

(y)	(purpose) the Issuer is issuing the Offer CDIs for the purpose set out in the Offer Documents;

(z)

(Offer CDIs) when issued, the Offer CDIs will be duly and validly authorised and issued, fully paid, free from all Encumbrances (other than those provided in the Constitution), will conform to the description of the Offer CDIs contained in the Offer Documents and will rank equally with all other CDIs on issue;

(aa)

(Listing) it has not ceased to be admitted to the official list of ASX, nor has removal from the official list of ASX been threatened by ASX, and quotation of the CDIs on ASX has not been suspended or terminated in the 12 months prior to the date of this agreement;

(bb)	(no contravention from execution or performance) no member of the Group is in contravention of:

(1)	any applicable law to which it is subject or any order of any Government Agency that is binding on it;

(2)	the Listing Rules or any other applicable requirement of ASX or ASIC or any agreement binding on it;

(3)	any Authorisation binding on it;

(4)	any ruling, court decree, undertaking or instrument binding on, or applicable to any member of the Group; or

(5)	its Constitution;

Underwriting Agreement page 18

(cc)

(material contracts) each Group member has full power to enter into and comply with all contracts that are material to its business, and all such contracts are, to the best of the Issuer’s knowledge and belief, binding and enforceable by the Issuer in accordance with their terms and each Group member is not in default under any contracts that are material to its business;

(dd)

(solvency) neither it nor any member of the Group is Insolvent, and there is no act which has occurred (including entry into or performance of this agreement) nor any omission made which may result in it or any member of the Group becoming Insolvent;

(ee)

(no general solicitation or general advertising) neither the Issuer, nor any of its Affiliates, nor any person acting on behalf of the Issuer or any of its Affiliates (other than the Underwriter or any of their Affiliates or any person acting on behalf of any of them, as to whom no representation or warranty is made) has offered or sold, or will offer or sell, any Placement Shares in the United States using any form of general solicitation or general advertisement within the meaning of Rule 502(c) under the Securities Act or in any manner involving a public offering in the United States within the meaning of section 4(a)(2) of the Securities Act;

(ff)

(stabilisation; manipulation) Neither the Issuer nor any of its Affiliates nor any person acting on behalf of the Issuer or its Affiliates (other than the Underwriter or any of its Affiliates or any person acting on behalf of any of them, as to whom no representation or warranty is made) has taken or will take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilisation or manipulation of the price of the Offer CDIs in violation of any applicable law;

(gg)

(corrupt practices) None of the Issuer and its subsidiaries or, to the knowledge of the Issuer, any director, officer, employee, Affiliate or other person acting on behalf of the Issuer has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (iii) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment, in each case, in violation of any applicable laws;

(hh)

(anti-money laundering) The operations of the Issuer and its subsidiaries are and have been conducted at all times in compliance in all material respects with the money laundering statutes of Australia, the United States and any other applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any government agency (collectively, the Money Laundering Laws) and no action, suit or proceeding by or before any court or government, governmental department or other body, governmental, semi-governmental or judicial person or a person (whether autonomous or not) who is charged with the administration of a law, authority or body or any arbitrator involving the Issuer or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuer, threatened;

Underwriting Agreement page 19

(ii)

(no sanctions) None of the Issuer, any of its subsidiaries or, to the knowledge of the Issuer, any director, officer, employee, Affiliate or any person acting on behalf of the Issuer or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury (including the designation as a “specially designated national” or “blocked person” thereunder), the Commonwealth of Australia, Her Majesty's Treasury in the United Kingdom, the European Union or other relevant sanctions authority (collectively, Sanctions), nor is the Issuer or any of its subsidiaries located, organised or resident in a country, region or territory that is the subject or the target of Sanctions, including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria (each, a Sanctioned Country); and the Issuer will not directly or indirectly use the proceeds of the offering of the Offer CDIs, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) for the purpose of financing or facilitating the activities of any person currently the subject or the target of any Sanctions, (ii) in any Sanctioned Country or (iii) in any other manner that will result in a violation of the Sanctions by any person (including any person or entity participating in the offering of the Offer CDIs, whether as underwriter, administrative agent, adviser, investor or otherwise);

(jj)

(compliance with registration requirements) The Registration Statement has been prepared by the Issuer in compliance with the Securities Act and the Rules and Regulations, will be filed with the Commission and will also be released to ASX in accordance with ASX rules. Copies of the Registration Statement including the related preliminary prospectus to be filed by the Issuer with the Commission shall be delivered to the Underwriter; and

(kk)

(no registration rights) No holder of Shares or CDIs is a party to any registration rights agreements with the Issuer that requires the Issuer to register any securities of the Issuer because of the filing of the Registration Statement or the related prospectus or the offering of the Offer CDIs, except in connection with the Private Placement or for rights that have been duly waived by such holder or have expired.

4.2	The Underwriter

The Underwriter represents and warrants to the Issuer that:

(a)	(status) it is duly incorporated under the laws of the place of its incorporation;

(b)	(capacity) it has full legal capacity and power to enter into this agreement and to carry out the transactions that this agreement contemplates;

(c)

(corporate authority) it has taken all corporate action that is necessary or desirable to authorise its entry into this agreement and its carrying out of the transactions that this agreement contemplates;

(d)	(Authorisation) it holds each Authorisation that is necessary to:

(1)	execute this agreement and to carry out the transactions that this agreement contemplates;

(2)	ensure that this agreement is legal, valid, binding and admissible in evidence; and

(3)	enable it to properly carry on its business,

and it is complying with any conditions to which any of these Authorisations is subject;

(e)

(agreement effective) immediately following effectiveness of the Registration Statement, this agreement will constitute its legal, valid and binding obligations, enforceable against it in accordance with its terms subject to any necessary stamping or registration;

(f)	(compliance with registration requirements) no sales of Offer CDIs shall be made until the Registration Statement and related prospectus has been declared effective by the Commission; and

(g)	(no US offer by the Underwriter) it will not offer or sell any Offer CDIs in the United States.

Underwriting Agreement page 20

4.3	Warranties to be read independently

Each subclause, paragraph and subparagraph in this clause 4 is to be construed independently and no sub-clause, paragraph or subparagraph is to be limited by implications arising from any other subclause, paragraph or subparagraph.

4.4	Reliance

Each party acknowledges that each other party is entering into this agreement in reliance on the representations, warranties and undertakings in this clause 4.

4.5	Notice of breach

(a)

The Issuer undertakes to the Underwriter that it will notify the Underwriter as soon as it becomes aware of a breach of any representation or warranty under clause 4.1 relating to it or the Group or of any undertaking given by it in this agreement.

(b)

Each Underwriter undertakes to the Issuer that it will notify the Issuer as soon as it becomes aware of a breach of any representation or warranty under clause 4.2 relating to it or of any undertaking given by it in this agreement.

4.6	Repetition

Each representation and warranty given by a party under this clause 4 shall be deemed to have been repeated by that party on each day before the Settlement Date and on the Settlement Date as if made with respect to the facts and circumstances then existing.

4.7	Acknowledgement

The Issuer acknowledges that the Underwriter and its Affiliates have the right to sell any Offer CDIs the Underwriter or any Affiliate thereof is required to subscribe for or which are allotted to it pursuant to this agreement including, without limitation, in standard regular way brokered transactions on ASX in accordance with Regulation S under the Securities Act.

5	Undertakings

The Issuer must:

(a)	(compliance) ensure that the Offer Documents, the Placement and the Offer comply with the Corporations Act, all applicable laws and the Listing Rules;

(b)	(contravention) not before Completion commit, be involved in or acquiesce in any activity that breaches:

(1)	the Corporations Act;

(2)	any other applicable law or regulation, including, without limitation, the Securities Act;

(3)	the Listing Rules;

(4)	its Constitution; or

(5)	any legally binding requirement of ASIC or ASX;

Underwriting Agreement page 21

(c)	(Constitution) not during the Offer Period vary any term of its Constitution without the prior written consent of the Underwriter;

(d)	(Insolvency) not during the Offer Period become Insolvent and must procure that none of its related bodies corporate become Insolvent during the Offer Period;

(e)

(no related party) ensure that no related party (as such term is defined in the Corporations Act) participates or subscribes for any Shortfall CDIs, except as permitted by applicable law or the Listing Rules;

(f)	(confidential) keep the terms of this agreement confidential except as disclosed in the Offer Documents or as required by law;

(g)

(no further issues) not during the period ending 90 days after Completion, allot or agree to allot any Shares, CDIs or other securities of the Issuer or any member of the Group or grant or agree to grant any options in respect of Shares, CDIs or other securities of the Issuer or any member of the Group (including securities convertible or exchangeable into equity, or that represent the right to receive equity) (or do anything economically equivalent to any of the foregoing), except without the prior written consent of the Underwriter, other than:

(1)	the issue of the Offer CDIs (or the Shares the subject of the CDIs);

(2)	the issue of the Placement Shares;

(3)	the issue of warrants to Oxford Finance LLC (or the Shares the subject of those warrants);

(4)

an issue of or an agreement to issue securities pursuant to a non-underwritten dividend reinvestment plan or an employee incentive scheme (as those terms are defined in the Listing Rules) (including the options to be issued to the Company’s Chief Executive Officer pursuant to his employment agreement); or

(5)	an issue of securities as a result of the conversion of any convertible securities (as that term is defined in the Listing Rules) which are on issue at the date of this agreement.

(h)

(conduct of business) carry on the Issuer’s business from the date of this agreement to the date 60 days after Completion in the ordinary course, and not dispose of any material part of its business or property except in the ordinary course or as disclosed in the Offer Documents, except with the consent of the Underwriter, such consent not to be unreasonably withheld or delayed;

(i)

(notice of breach) notify the Underwriter of any breach of any representation, warranty or undertaking given by the Issuer under this agreement or the occurrence of any event as set out in clause 10, of which it becomes aware, as soon as it becomes so aware;

(j)	(notice of conditions) notify the Underwriter if it becomes aware that any condition precedent in clause 3.2 becomes incapable of satisfaction, as soon as becoming so aware;

(k)	(supplementary disclosure) obtain the prior written consent of the Underwriter to the form and content of, and any amendments to, any Offer Documents;

(l)	(notifications) give notice to the Underwriter no later than 1 Business Day after becoming aware of any of the following in relation to the Offer or the Offer Documents:

(1)	an application being made by ASIC for an order under Part 9.5 of the Corporations Act; or

(2)	ASIC commencing any investigation or hearing under Part 3 of the Australian Securities and Investments Commission Act 2001 (Cth);

Underwriting Agreement page 22

(m)

(notice to nominees) send a notice to Stockholders and CDI Holders who the Issuer believes hold its Shares or CDIs as nominee instructing them not to (i) send any Offer Document to Excluded Holders or any Stockholder, CDI Holder or person in the United States, in each case for whom they are the nominee holder and (ii) submit any Entitlement and Acceptance Form or otherwise purchase Offer CDIs on behalf of any Excluded Holders or any Stockholder, CDI Holder or person in the United States;

(n)

(correspondence with ASIC or ASX) provide the Underwriter with copies of all correspondence from ASIC or ASX (or any of their respective advisers) to it (or any of its advisers), and give the Underwriter a reasonable opportunity to comment on any correspondence from the Issuer (or any of its advisers) to ASIC or ASX (or any of their respective advisers) in connection with the Offer Documents or Offer from the date of this agreement until Completion;

(o)

(prescribed occurrences) until 60 days after Completion, ensure that none of the events set out in sections 652C(1) or (2) has occurred in relation to the Issuer or any other Group member, except as (1) disclosed to the Underwriter in writing prior to the date of this agreement, or (2) consented to by the Underwriter in writing after the date of this agreement; and

(p)

(distribution of Offer Documents) not distribute the Offer Documents or allocate Placement Shares or Offer CDIs to any person in the United States (except for Placement Share Offerees) or any other jurisdiction in which it would be prohibited from doing so.

6	Offer

6.1	Making of Offer

The Issuer must offer the Offer CDIs for subscription and conduct the Offer in accordance with the Offer Documents, the Timetable, the Listing Rules, the Corporations Act, the Constitution and all other applicable laws and in accordance with this agreement.

6.2	Support and access

The Issuer must at its own cost provide the full support of and access to the directors and senior management of the Issuer in the marketing of the Offer and must keep the Underwriter informed as to the progress of the Offer including:

(a)

providing a draft of the ASX Materials to the Underwriter for distribution to prospective sub-underwriters and, if requested by the Underwriter, a marked copy of the version of the ASX Materials given to ASX showing all changes from the draft provided to the Underwriter; and

(b)	if requested by the Underwriter, providing the Offer Documents to the Underwriter for distribution to prospective co-lead managers, co-managers, brokers and sub-underwriters.

During the Offer Period, the Issuer must keep the Underwriter promptly and fully informed of all material strategies, developments and discussions relevant to the Offer and ensure that no initiative relevant to the Offer is undertaken without prior consent of the Underwriter and in accordance with this agreement.

Underwriting Agreement page 23

6.3	Public Statements

(a)

Subject to clause 6.3(b), until the Settlement Date, neither the Issuer nor any other member of the Group, may make any public statement or announcement in relation to the Offer, its progress, the results of the Offer or the business of the Group, without the prior consent in writing of the Underwriter, such consent not to be unreasonably withheld or delayed.

(b)

Paragraph (a) does not prevent or delay the Issuer or any other member of the Group making any public statement or announcement where it is required by the Corporations Act, the Listing Rules or any other applicable law to make a public statement or announcement. Where the statement or announcement is in relation to the Offer or the business of the Group, the Issuer must use all reasonable endeavours to the extent practicable to consult with, and take into account the comments of, the Underwriter as to the form, content and timing of that statement or announcement prior to making that announcement.

6.4	Amendment

The Timetable may only be amended by the Issuer with the consent of the Underwriter or if required by the Listing Rules or ASX.

6.5	Application for quotation

The Issuer must within the time required by the Listing Rules apply for the Offer CDIs to be granted official quotation on ASX and thereafter use all reasonable endeavours to procure that official quotation is granted by ASX to the Offer CDIs by the Trading Date.

6.6	Supplementary documents

If before Completion the Issuer forms the view or becomes aware:

(a)	of any Excluded Information that would have been required to be disclosed in the Cleansing Notice;

(b)	that the Cleansing Notice is Defective;

(c)	of a material change to the potential effect of the Offer on control of the Issuer or to the consequences of that effect; or

(d)	that any of the Offer Documents or the Issuer Information is, or becomes, misleading or deceptive or likely to mislead or deceive,

the Issuer must immediately notify the Underwriter of that information or matter, and must immediately, if required by the Underwriter or the Corporations Act give a correcting notice under subsection 708AA(10) to ASX in a form approved in writing by the Underwriter (such approval not to be unreasonably withheld or delayed). Such approval is without prejudice to any right of the Underwriter to terminate this agreement.

6.7	Issuer responsible

Without limiting any other express provisions of this agreement, notwithstanding that the Underwriter may have assisted, and may continue to assist, the Issuer in the preparation of the Offer Documents and in connection with promotional activities in relation to the Offer, the Issuer is responsible for the contents of, or omissions from, the final form of the Offer Documents and agrees to ensure that they comply with all applicable laws in relation to the Offer.

Underwriting Agreement page 24

6.8	Registry

(a)

The Issuer must procure that the Registry provides such information as is reasonably requested by the Underwriter (including providing reports in relation to registered or underlying securityholdings in the Issuer required by the Underwriter) to enable or assist the Underwriter to comply with its obligations under clause 7.

(b)

The Issuer acknowledges that the Underwriter will not be in breach of this agreement by reason of failing to perform or performing later than the time specified in this agreement any obligation under this agreement the performance of which is dependent on the provision of that information within the specified time limits, to the extent that the breach is caused or contributed to by a failure on the part of the Issuer to procure the provision of, or of the Registry to provide, information as soon as reasonably practicable following a reasonable request.

7	Placement

7.1	Conduct of the Placement

The Issuer will only offer and sell Placement Shares to Placement Share Offerees in transactions exempt from, or not subject to, the registration requirements of the Securities Act and applicable US state securities laws.

8	Conduct of the Offer

8.1	ASX Materials

The Issuer must:

(a)	(dispatch of Offer Documents) dispatch the Entitlement and Acceptance Form and the Offer Booklet to each Eligible Holder on or before the Despatch Date; and

(b)	(Excluded Holders) comply with section 9A and Listing Rule 7.7.1(b) and send to each Excluded Holder notice of the Offer and that they will not be eligible to participate in the Offer.

8.2	Conduct

(a)	The Issuer must conduct the Offer in accordance with the Offer Documents, this agreement, the Constitution, the Timetable, the Listing Rules, the Corporations Act and all other applicable laws.

(b)	The Issuer must ensure that the Registry:

(1)	is instructed and enabled to receive Entitlement and Acceptance Forms and application monies for Offer CDIs from Eligible Holders;

(2)

credits the designated bank account on a daily basis during the period commencing on the Opening Date and ending at 10.00am on the Settlement Date with the application monies received, in accordance with any requirements of the Corporations Act; and

Underwriting Agreement page 25

(3)	keeps adequate records of all Entitlement and Acceptance Forms and application monies received (regardless of whether they are Valid Applications) during the Offer Period.

(c)

The Issuer must ensure that the Registry delivers a computerised list of Accepting Holders under the Offer to the Underwriter on a daily basis (or such other intervals as reasonably requested) during the period commencing on the Opening Date and ending on the Closing Date.

8.3	Valid Applications and allocation

The Issuer must on the Closing Date, accept all Valid Applications for Offer CDIs which it receives from Accepting Holders.

8.4	Details of applications

The Issuer must as soon as practicable, or in any event within 1 Business Day of receiving a request by the Underwriter in respect of applications under the Offer:

(a)	provide, or direct the Registry to provide, the Underwriter with details of all applications lodged in respect of the Offer, whether Valid Applications or not;

(b)	inform the Underwriter of the number of applications for Offer CDIs that are not Valid Applications and the grounds on which the Issuer believe those applications are not Valid Applications;

(c)	if so requested, allow the Underwriter to review the invalid applications; and

(d)

in respect of any applications that are not Valid Applications only because payment has been made by cheque, which has not yet cleared, use all reasonable efforts to maximise clearance of those cheques by 9.00am on the Shortfall Notice Date.

8.5	Shortfall Notice and Certificate

Not later than 2.30pm on the Shortfall Notice Date, the Issuer:

(a)	may give the Underwriter a Shortfall Notice; and

(b)	must give the Underwriter a Certificate certifying matters on that date, whether or not the Issuer gives the Underwriter a Shortfall Notice under paragraph (a).

8.6	Subscription for Shortfall CDIs

Subject to the Issuer complying with clause 8.5, the Underwriter must, not later than 2.00pm on the Settlement Date:

(a)	subscribe, or procure subscription for, the Shortfall CDIs; and

(b)	pay, or procure payment of, the Offer Price to the Issuer in respect of all of the Shortfall CDIs,

unless this agreement, or the Underwriter’s obligations under this agreement, have been rescinded or terminated under clause 3.6 or in accordance with clause 10.

Underwriting Agreement page 26

8.7	Settlement

To the extent practicable:

(a)	settlement of the subscription of the Accepted Offer CDIs will be effected by the Registry; and

(b)

settlement of the Shortfall CDIs will take place on a DvP basis in accordance with the Listing Rules. Canaccord must procure that it or an Affiliate will act as broker under the Listing Rules and manage such settlement on behalf of the Issuer.

8.8	Allotment

Subject to clause 8.7, the Issuer must on the Allotment Date, allot or procure the allotment of (as applicable):

(a)	the Shares to which the Offer CDIs relate to CDN;

(b)	the Accepted Offer CDIs to Accepting Holders; and

(c)	the Shortfall CDIs to or as directed by the Underwriter (as the case may be).

8.9	Holding Statements

The Issuer must procure the despatch of new holding statements in respect of the Accepted Offer CDIs and Shortfall CDIs issued pursuant to the Offer in accordance with the Corporations Act and the Listing Rules as soon as practicable after the Allotment Date.

8.10	Quotation

The Issuer must within the time required by the Listing Rules apply for the Offer CDIs to be granted official quotation on ASX, and thereafter use all best endeavours to procure that official quotation of the Offer CDIs (including the Shortfall CDIs) is granted by ASX by the Allotment Date.

8.11	Defaulting Holders

On the Settlement Date, the Issuer assigns to the Underwriter all contractual rights and recourse it may have (if any) against any Defaulting Holder. If the Issuer is unable to assign to the Underwriter all of the contractual rights and recourse referred to in this clause, the Issuer undertakes that it will assign such rights when and to the extent it is legally able to.

9	Fees, Costs And Expenses

9.1	Management fees

The Issuer must:

(a)	on the Initial Placement Allotment Date pay to the Underwriter in immediately available funds a management fee of 2% of the Placement Proceeds for the Initial Placement; and

(b)	on the Conditional Placement Allotment Date pay to the Underwriter in immediately available funds a management fee of 2% of the Placement Proceeds for the Conditional Placement.

Underwriting Agreement page 27

9.2	Entitlement Offer fees

The Issuer must on the Settlement Date pay in immediately available funds to the Underwriter:

(a)	a management fee of 2% of the Offer Proceeds; and

(b)	an underwriting fee of 3.5% of the Offer Proceeds.

9.3	Sub-underwriting and other fees

The Underwriter will pay any sub-underwriting, co-lead manager, co-manager and broker fees or charges incurred by the Underwriter in respect of the Offer.

9.4	Costs and expenses

(a)	The Issuer must within 10 Business Days of receipt of notice (including relevant tax invoices) from the Underwriter, pay or procure payment to the Underwriter (or as it directs):

(1)

all expenses (except legal costs) reasonably incurred by the Underwriter in relation to the Offer (including, without limitation, air fares, taxi fares, accommodation, roadshow and printing of presentation materials);

(2)	all legal costs and disbursements, including costs and disbursements incurred in the preparation and execution of this agreement, up to a maximum of $30,000 (excluding GST and disbursements);

(3)	any stamp duty, transfer taxes, withholding taxes or similar taxes (but excluding any income tax of the Underwriter) payable by the Underwriter in respect of this agreement or the Offer; and

(4)

all other reasonable costs, expenses and disbursements of the Underwriter in relation to the Offer, including in respect of any review of the Offer Documents or the Offer undertaken by ASX, ASIC or any other regulatory body.

(b)

The Underwriter must obtain the Issuer’s prior written consent (which must not be unreasonably withheld) before incurring any of the costs and expenses set out in clause 9.4(a) (except those in clause 9.4(a)(2)) where an individual cost or expense exceeds A$2,000.

For the avoidance of doubt, nothing in this clause 9.4 limits the rights of any Indemnified Party to the benefit of the indemnity contained in clause 11.

9.5	Costs on termination

In the event that the obligations of the Underwriter under this agreement are terminated pursuant to clauses 3.6 or 10 or any part of the Offer is withdrawn, does not proceed or is not completed for any reason, the Issuer:

(a)	is not be obliged to pay to the Underwriter the fees referred to in clause 9.1 the obligation to pay the fee arises before termination or withdrawal; and

(b)

is obliged to pay to the Underwriter within 5 Business Days of termination of the obligations of the Underwriter (to the extent that it has not already done so) the costs and expenses referred to in clause 9.4, incurred up to the date of termination.

Underwriting Agreement page 28

9.6	Set off

The Underwriter may at any time set off against any amount payable by it or its Affiliates under this agreement to the Issuer the amounts payable to it or its related bodies corporate or Affiliates by the Issuer under this clause 9. To the extent the obligations of the Issuer under clause 9 are not fully satisfied by such set off, the Issuer will not be relieved of its obligations under clause 9.

10	Events of Termination

10.1	Termination

The Underwriter may, subject to this clause 10, terminate this agreement at any time prior to Completion or such other time as specified below (without cost or liability to itself) by notice in writing to the Issuer specifying the relevant event if any of the following events occur:

(a)

(Certificate) a Certificate which is required to be furnished by the Issuer under this agreement is not furnished by the time specified or any statement in a Certificate is untrue, inaccurate, incomplete or misleading or deceptive in any material respect; or

(b)

*(general market fall) the S&P/ASX Small Ordinaries Index is at any time from and including the date of this agreement and prior to the close of trading of CDIs on the ASX on the Settlement Date lower than 90% of the level of that index as at the close of normal trading on ASX on either the Business Day immediately preceding the date of this agreement or the date of this agreement;

(c)	(ASIC action) either:

(1)	an application is made by ASIC for an order under Part 9.5 in relation to the Offer or the Offer Documents;

(2)	ASIC issues or threatens to issue proceedings in relation to the Offer, or commences any hearing, inquiry or investigation in relation to the Offer; or

(3)

ASIC commences or gives notice of an intention to commence a prosecution of the Issuer or investigation or hearing under Part 3 of the Australian Securities and Investments Commission Act 2001 (Cth) in relation to the Offer or the Offer Documents;

(d)

(regulatory action) any regulatory body withdraws, revokes or amends any regulatory approval referred to in clause 3.2(c) or there is an application to a Government Agency for an order, declaration or other remedy, or a Government Agency commences any investigation or hearing or announces its intention to do so, in each case in connection with the Offer (or any part of it) or any agreement entered into in respect of the Offer (or any part of it);

(e)	(ASX approval) ASX makes an official statement to any person, or indicates to the Issuer or any Underwriter (whether or not by official statement) that:

(1)

official quotation of all of the Offer CDIs will not be granted by ASX or will be granted subject to conditions that are not acceptable to the Underwriter or such approvals will not be given by the Trading Date (or such later date agreed in writing by the Underwriter in its absolute discretion) or is withdrawn, qualified or withheld on or before the Trading Date;

Underwriting Agreement page 29

(2)	any CDIs of the Issuer will be suspended from quotation by the ASX; or

(3)	the Issuer will be removed from the official list of the ASX,

or any of the matters, events or things referred it in clauses 10.1(e)(1)-(3) occur;

(f)

*(new circumstances) a new circumstance that would be adverse from the point of view of an investor arises that would have been required to be disclosed in the Offer Documents had it arisen before the Offer Documents were lodged with ASX;

(g)

(unable to issue) the Issuer is prevented from allotting and issuing the Shares the subject of the Offer CDIs to CDN or CDN is prevented from allotting and issuing the Offer CDIs within the time required by the Timetable, Listing Rules, applicable laws, an order of a court of competent jurisdiction or a Government Agency;

(h)	*(disclosures in Issuer Information) the Issuer Information includes:

(1)	a statement which is or becomes misleading or deceptive or likely to mislead or deceive; or

(2)	any forecasts, expressions of opinion, intention or expectation which are not based on reasonable grounds;

(i)	(Offer Documents to comply) the Offer Documents or any aspect of the Offer does not comply with the Corporations Act, Listing Rules or any other applicable law including due to:

(1)

a statement in the Offer Documents which is or becomes misleading or deceptive or likely to mislead or deceive, or omit any information that is required (including, without limitation, having regard to section 708AA); or

(2)	any forecasts, expressions of opinion, intention or expectation which are not based on reasonable grounds;

(j)

(capital structure) there is an alteration to the Issuer’s capital structure or Constitution, without the prior consent of the Underwriter or as otherwise provided in this agreement, or a breach of the Constitution occurs;

(k)	(correction notice) the Issuer becomes required to give or gives a correcting notice under subsection 708AA(10) or 708A(9);

(l)

(compliance with regulatory requirements) the Issuer commits a material breach of the Corporations Act, Listing Rules, the Constitution, or other applicable laws, or has failed to comply with its continuous disclosure obligations or its Constitution;

(m)	(offences by directors) any of the following occurs:

(1)	a director or officer (as that term is defined in the Corporations Act) of the Issuer is charged with an indictable offence;

(2)

any administrative, regulatory, self-regulating body, court or other judicial body commences any public action against any such person in their capacity as such in relation to any fraudulent conduct or activity whether or not in connection with the Offer or the Issuer engages in fraudulent activity; or

(3)	any director of the Issuer is disqualified from managing a corporation under the Corporations Act;

Underwriting Agreement page 30

(n)

(withdrawal) the Issuer withdraws the Placement or the Offer or the Initial Placement or the Offer will not otherwise proceed in accordance with this agreement including, for the avoidance of doubt, if the Vivo Investors fail to pay their portion of the Placement Proceeds in accordance with their purchase agreement with the Issuer;

(o)	(insolvency) any member of the Group becomes Insolvent or there is an act or omission which is reasonably likely to result in any member of the Group becoming Insolvent;

(p)

(material adverse change) any material adverse change occurs in the assets, liabilities, financial position or performance, profits, losses or prospects of the Issuer, or the Group including any adverse change in the assets, liabilities, financial position or performance, profits, losses or prospects of the Issuer, and the Group from those respectively disclosed in the ASX Materials or any adverse information arises or is released to ASX after the date of this agreement that can reasonably be expected to have a material adverse effect on the market price of the CDIs;

(q)	(Timetable) any event specified in the Timetable is delayed for 2 or more Business Days without the prior written consent of the Underwriter;

(r)

*(disclosures) the Due Diligence Questionnaire, Due Diligence Committee Report or any other information supplied by or on behalf of the Issuer to the Underwriter in relation to the Group, the Offer or the Offer Documents is or becomes misleading or deceptive, including by way of omission;

(s)	*(market or trading disruption): there is

(1)

a suspension or material limitation in trading in securities on ASX, the New York Stock Exchange, NASDAQ, the London Stock Exchange or the Hong Kong Stock Exchange or any adverse change or disruption to the existing financial markets, political or economic conditions of Australia, Japan, Hong Kong, the Republic of China, the United Kingdom, the United States of America, a member state of the European Union or the international financial markets; or

(2)	a general moratorium on commercial banking activities is declared by the relevant central banking authority in any of those countries;

(t)

*(change in law) there is introduced into the Parliament of Australia or any State of Australia, or any federal or state parliament in the United States of America, a law or prospective law, or any new regulation is made under any statute, or a Government Agency adopts a policy, or there is any announcement that such a law, prospective law or regulation may be introduced or policy may be adopted (except where such law is announced or generally known to the market prior to the date of this agreement), any of which does or is likely to prohibit or restrict the Offer;

(u)

*(hostilities) hostilities not presently existing commence (whether war has been declared or not) or a major escalation in existing hostilities occurs (whether war has been declared or not) involving any one or more of the United States, Australia, New Zealand, the United Kingdom, France, Germany, Russia, North Korea, South Korea, China, Japan or a member state of the European Union or the declaration by any of these countries of a national emergency or war or a major terrorist act is perpetrated in any of these countries;

(v)	(misrepresentation) a representation, warranty or undertaking made or given by the Issuer under this agreement proves to be or becomes, untrue or incorrect;

Underwriting Agreement page 31

(w)	*(breach) the Issuer fails to perform or observe any of its obligations or breaches any term or condition under this agreement;

(x)

*(legal proceedings) legal proceedings against the Issuer, any other Group member or against any director of the Issuer or any other Group member in that capacity is commenced or any regulatory body commences any enquiry or public action against a Group member;

(y)

*(licences) any Intellectual Property Right, licence, permit, Authorisation or consent held by any Group member that is necessary to conduct its business is revoked, withdrawn, rescinded, breached, terminated, altered or amended (other than with the consent of the Underwriter);

(z)	*(change in management) a change in the senior management of the Issuer or in the board of directors of the Issuer is announced or occurs;

(aa)

(force majeure) there is an event or occurrence, including any statute, order, rule, regulation, directive or request compliance with which is in accordance with the general practice of persons to whom the request is addressed of any Governmental Agency which makes it illegal for the Underwriter to satisfy an obligation under this agreement, or to market or promote the Offer or subscribe for Shortfall CDIs; or

(bb)	*(unauthorised public statements) the Issuer issues a public statement concerning the Offer which has not been approved by the Underwriter in breach of this agreement.

10.2	Exercise of rights

(a)

No event specified in clause 10.1 marked with an asterisk (*) will entitle the Underwriter to exercise its rights to terminate its obligations under this agreement pursuant to clause 10.1 or otherwise unless, in the reasonable opinion of the Underwriter the event:

(1)

has, or is likely to have, or will have once disclosed to the market, a material adverse effect on the Offer, the willingness of persons to subscribe for the Offer CDIs, the price at which securities are traded on the ASX, the settlement of the Offer CDIs to be issued, the ability of the Issuer to issue the Offer CDIs at the applicable issue price, the ability of securities to be traded on ASX, or acceptance by the Underwriter of applications for securities under the Offer;

(2)	would, or would be likely to, give rise to a liability to the Underwriter in connection with the Offer in any capacity under any applicable law; or

(3)

has given rise to or is likely to give rise to a contravention by the Underwriter of, or the Underwriter being involved in a contravention of, the Constitution, the Corporations Act, Listing Rules or any other applicable law.

(b)

Each of the paragraphs and sub-paragraphs in clause 10.1 must be construed independently and no paragraph or sub-paragraph in clause 10.1 is to be limited by implications arising from any other paragraph or sub-paragraph in clause 10.1.

10.3	Claims

Nothing contained in this clause 10 will prejudice or nullify any claim for damages or other right which the Underwriter or any other Indemnified Party may have against the Issuer, or which the Issuer may have against the Underwriter, for or arising out of any breach of covenant, warranty or representation or failure to observe or perform an obligation under this agreement.

Underwriting Agreement page 32

10.4	Notification

The Issuer must notify the Underwriter in writing immediately after becoming aware that an Event of Termination has occurred or is about to occur.

10.5	Independent construction

Each of the sub-paragraphs in clause 10.1 must be construed independently and no paragraph or sub-paragraph is to be limited by implications arising from any other paragraph of sub-paragraph.

10.6	Consequences of termination

In the event that the Underwriter terminates its obligations under this agreement pursuant to clause 3.6 or this clause 10, it will be immediately relieved of its obligations under this agreement that remain to be performed, but the termination of this agreement will not limit or prevent the exercise of any other rights or remedies which any of the parties may otherwise have under this agreement.

11	Indemnity

11.1	Indemnity

The Issuer agrees to indemnify and hold harmless each of the Indemnified Parties from and against all Losses directly or indirectly suffered by, or Claims made against, an Indemnified Party arising out of or in connection with the Offer or this agreement (whether that Claim or Loss arises or is suffered before or after the date of this agreement), including without limitation:

(a)

(Offer Documents) any statement in the Offer Documents or Issuer Information being misleading or deceptive (including by omission) or the making, conduct, or settlement of the Offer (including Losses or Claims arising out of or in connection with the preparation for, or involvement in, investigations conducted by ASIC or any regulatory authority in relation to the issue of the Offer Documents, Issuer Information or the Offer);

(b)	(breach) the Issuer failing to perform or observe any of its obligations or undertakings under this agreement;

(c)	(misrepresentation) any representation or warranty made or given under this agreement by the Issuer under clause 4.1 of this agreement proving to have been untrue or incorrect;

(d)

(authorised publications) any Publication made or distributed by or on behalf of the Issuer (including any statement in the Offer Documents being misleading or deceptive or any omission from the Offer Documents);

(e)	(issue) the making of the Offer and the issue of the Offer CDIs (or the Shares the subject of the Offer CDIs);

(f)	(confidential soundings) any confidential soundings conducted with the consent of the Issuer in accordance with the Offer; and

Underwriting Agreement page 33

(g)

(regulatory) any review, inquiry or investigation undertaken by ASIC, ASX, the Australian Taxation Office, or any other regulatory office or Government Agency in relation to the Offer or the Offer Documents.

Each of the paragraphs (a) to (g) (inclusive) of this clause 11.1 shall be construed independently and no paragraph shall be limited by implications arising from any other paragraph.

11.2	Extent of indemnity

The indemnity in clause 11.1 does not extend to and is not to be deemed to be an indemnity against Losses suffered by, or Claims made against, an Indemnified Party to the extent that those Losses or Claims are:

(a)	finally judicially determined to have resulted from the fraud, wilful misconduct, recklessness or gross negligence of that Indemnified Party;

(b)	a criminal penalty or fine which that Indemnified Party is required to pay for any contravention by it of the Corporations Act or any other applicable law; or

(c)	any amount in respect of which this indemnity would be illegal, void or unenforceable under any applicable law,

other than to the extent caused, induced or contributed to by the Issuer or any member of the Group, or their respective Representatives, or caused by an Indemnified Party’s reliance on information contained in an Offer Document or other information provided by or on behalf of the Issuer or any member of the Group, or their respective Affiliates and the officers, directors, employees, partners, contractors, agents, advisers and representatives.

11.3	Notice

If any Indemnified Party becomes aware of any suit, action, proceedings, Claim or demand in respect of which an Indemnified Party wishes to claim for indemnification under the indemnity (Indemnified Claim) contained under clause 11.1, then the relevant person must notify the Issuer as soon as practicable and in any event within 10 Business Days of becoming aware of such suit, action, proceeding, claim or demand and giving full details so far as is practicable.

11.4	Failure to notify

Failure on the part of an Indemnified Party to notify the Issuer in accordance with clause 11.3 will not release the Issuer from any obligation or liability which it may have pursuant to this agreement.

11.5	Benefits of indemnity

Each Indemnified Party, whether or not a party to this agreement, will be entitled to the benefit of the provisions in this clause 11 and these provisions may be enforced on that Indemnified Party's behalf by the Underwriter.

11.6	Preservation of rights

Subject to clause11.2, the rights of an Indemnified Party under this agreement will not in any way be prejudiced or affected by:

(a)	any approval given by that party in relation to any Publication distributed in relation to the Offer with the prior approval of the Issuer or its legal advisers;

Underwriting Agreement page 34

(b)	any consent to be named in any Publication distributed in relation to the Offer;

(c)

any knowledge (actual or constructive) acquired by the Indemnified Party after the date of this agreement of any failure by the Issuer to perform or observe any of its obligations under this agreement;

(d)	termination of this agreement under clause 3.6 of this agreement or termination of this agreement by the Underwriter under clause 10 of this agreement;

(e)	any inaccuracy in any representation or warranty made or deemed to have been made by the Issuer under this agreement; or

(f)	any other fact, matter or thing which might otherwise constitute a waiver of or in any way prejudice or affect any right of an Indemnified Party.

The indemnity in this agreement survives termination of this agreement.

11.7	Issuer entitled to defend or institute proceedings

In respect of an Indemnified Claim, the Issuer will, subject to clauses 11.10, 11.11 and 11.12, be entitled to defend the Indemnified Claim or institute such legal or other proceedings in the name of any of the Indemnified Parties and conduct the same under the sole management and control of the Issuer. The Issuer must diligently pursue any defence it conducts or any proceedings it takes under this clause 11.7 and must consult with and keep the Underwriter and any relevant Indemnified Party fully informed of the progress of the defence or the prosecution of such proceedings. Without in any way limiting clause 11.1, if the Issuer initiates, defends or takes any proceedings under in this clause 11.7, it must indemnify the Indemnified Parties who are parties to, or the subject of, the proceedings, in respect of all Losses incurred by those Indemnified Parties in relation to the claim the subject of the proceedings or to any Losses resulting from those proceedings.

11.8	Separate representation

Notwithstanding clause 11.7, an Indemnified Party may engage its own legal or other representation and participate in any proceedings pursuant to this clause 11, but any expenses incurred by it in relation to that proceedings will only be borne by the Issuer:

(a)	if the Issuer has not chosen legal counsel satisfactory to the Indemnified Party (acting reasonably);

(b)

without prejudice to its right of indemnity under clause 11.1, if a conflict arises for legal counsel chosen by the Issuer or between the interests of the Issuer and the interests of the Indemnified Party; or

(c)

where there may be legal defences available to the Indemnified Party that are different from or additional to those available to the Issuer or another Indemnified Party represented by such legal counsel and the counsel appointed by the Issuer does not put on and pursue those defences on behalf of the Indemnified Party to the reasonable satisfaction of such Indemnified Party; or

(d)

if the Indemnified Party reasonably believes it desirable to do so in order to protect the Indemnified Party's reputation or standing, and, for the avoidance of doubt, to be indemnified in each case for the reasonable costs and expenses of such representation under clause 11.1.

However, nothing in this clause 11.8 affects the obligation of the Issuer to bear those Losses that are the subject of clause 11.7.

Underwriting Agreement page 35

11.9	Obligations of Indemnified Parties

Subject only to clause 11.10, the Underwriter must, and to the extent practicable and permitted by law, the Underwriter must use reasonable endeavours to cause the other Indemnified Parties to:

(a)	take such reasonable action as the Issuer requests to avoid, dispute, resist, appeal, compromise or defend any Indemnified Claim or any adjudication in respect of it;

(b)	not settle or compromise any Indemnified Claim without the prior written consent of the Issuer (such consent not to be unreasonably withheld or delayed);

(c)	render all reasonable assistance and co-operation to the Issuer in the conduct of any legal or other proceedings in respect of an Indemnified Claim; and

(d)	do anything reasonably necessary or desirable to ensure that the Issuer is subrogated to and enjoy the benefit of the rights of the Indemnified Parties in relation to any cross-claims.

11.10	Conditions precedent to Indemnified Parties’ obligations

An Indemnified Party is under no obligation under clause 11.9, at the time the Issuer requests that Indemnified Party to take any action:

(a)

unless the Issuer agrees to indemnify that Indemnified Party against all Loss incurred by that Indemnified Party in taking the action required, as and when they fall due, including legal costs and disbursements of its lawyers on a full indemnity basis and the cost of any involvement of any officers of the relevant Underwriter or the Indemnified Party at normal commercial rates; or

(b)

if the taking of that action would, in the reasonable opinion of the Indemnified Party or the Underwriter, be likely to damage the Indemnified Party's or the relevant Underwriter’ reputation or standing.

11.11	No settlement without consent

The Issuer must not (without the prior written consent of the Underwriter, such consent not to be unreasonably withheld) settle, compromise or consent to the entry of any judgement in relation to any Indemnified Claim or instruct the Indemnified Party to do so unless the settlement, compromise or consent:

(a)	includes an unconditional release of the Indemnified Parties from all liability arising out of the proceeding; and

(b)	does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of the Indemnified Parties.

11.12	Right to assume control of proceedings

An Indemnified Party has a right at any time to assume or reassume any legal or other proceedings defended or instituted by the Issuer in the name of that Indemnified Party (Reassumed Claim). If an Indemnified Party does this:

(a)

it will have the right to conduct the same under its sole management and control and will have absolute discretion with regards to the conduct of those proceedings including any decision to settle, compromise or consent to the entry of any judgment in relation to any Reassumed Claim the subject of those proceedings but in doing so, will consult with and take account of the views of the Issuer so far as is reasonably possible;

Underwriting Agreement page 36

(b)

the indemnity given by the Issuer under clause 11.1 will not apply in respect of any additional Losses directly or indirectly suffered by that Indemnified Party resulting solely from the assumption or reassumption of the conduct of the Reassumed Claim by the Indemnified Party to the extent that Loss is suffered after the time from which the Indemnified Party assumes or reassumes the Reassumed Claim; and

(c)	the Issuer must:

(1)	render all reasonable assistance and cooperation to the Indemnified Party in the conduct of any Reassumed Claim; and

(2)	do anything reasonably necessary or desirable to ensure that the Indemnified Party is subrogated to and enjoys the benefits of the rights of the Issuer in relation to any cross claims,

except where the taking of that action would, in the reasonable opinion of the Issuer, lead to a risk of damage to the Issuer’s reputation or standing.

11.13	Contractual contribution

If for any reason (other than as a result of the operation of clause 11.2) the indemnities contained in this clause 11 are unavailable or insufficient to fully indemnify any Indemnified Party against any Indemnified Claim or Losses for which an Indemnified Party wishes to claim for indemnification under this clause 11 (Indemnified Loss) then the Issuer and the Indemnified Party agree to contribute to the relevant Indemnified Claim or Indemnified Loss in accordance with clauses 11.14 to 11,15 in all cases to the maximum extent allowed by law.

11.14	Proportional contribution

The respective contribution of the Issuer (on the one hand) and the Indemnified Parties (on the other hand) in relation to an Indemnified Claim and an Indemnified Loss will be as agreed by the Issuer and the Indemnified Parties (and failing agreement as determined by a court of competent jurisdiction) having regard to the participation in, instigation of, or other involvement of the Issuer on the one hand and the Indemnified Parties on the other hand (in relation to the proportional contribution of the Indemnified Parties) in the act complained of. Without limiting the generality of this clause 11.14, regard must be had to the Indemnified Parties’ and the Issuer’s relative intent, knowledge, access to information and opportunity to correct any untrue statement or omission.

11.15	No excess contribution

The Issuer agrees with the Indemnified Parties that in no event will the Indemnified Parties be required to contribute under clause 11.13 to any Indemnified Claim or Indemnified Loss an aggregate amount that exceeds the commission and fees paid to the that Underwriter under this agreement.

11.16	Acknowledgement

The Issuer acknowledges that the services provided under this agreement are provided by the Underwriter and any recourse of the Issuer is to the Underwriter rather than its related bodies corporate or Affiliates, or any of its directors, officers, employees, partners, agents, contractors, representatives or advisers engaged in providing the services under this agreement or involved in the Offer.

Underwriting Agreement page 37

11.17	Right to reimbursement by the Issuer

If an Indemnified Party pays an amount in relation to an Indemnified Claim where it is entitled to contribution from the Issuer under this clause 11, the Issuer agrees to promptly reimburse the Indemnified Party for that amount.

11.18	Right to reimbursement by the Indemnified Party

If the Issuer pays an amount in relation to an Indemnified Claim where it is entitled to contribution from an Indemnified Party under this clause 11, the Underwriter agrees to promptly reimburse, or procure the Indemnified Party promptly reimburse, the Issuer for that amount.

11.19	No Claims against Indemnified Parties

The Issuer agrees that no Claims may be made by it or any of its related bodies corporate against the Indemnified Parties, and the Issuer (on behalf of itself and each of its related bodies corporate) unconditionally and irrevocably releases and discharges each Indemnified Party from any Claim that may be made by it to recover from any Indemnified Party any Losses incurred or sustained by the Issuer or any of their related bodies corporate arising directly or indirectly as a result of:

(a)	the participation of that Indemnified Party in any transaction or proposal contemplated by this agreement;

(b)	the engagement of the Underwriter pursuant to this agreement; or

(c)	the performance by the Indemnified Party of the services contemplated by this agreement,

except in relation to matters where, and to the extent that, those Losses are finally and conclusively determined by a court of competent jurisdiction to have directly resulted from the gross negligence, fraud or wilful misconduct of that Indemnified Party.

The Issuer agrees that the Indemnified Parties are not liable in any circumstance for any indirect, incidental, consequential, special or economic loss or damage (including, without limitation, any loss of profit or anticipated profit, fines or penalties, loss of business or anticipated savings, loss of use, business interruption or loss of goodwill, bargain or opportunities) or loss or corruption of data to or by any person.

11.20	Claims under US law

Notwithstanding the limitations to the indemnity set out in clause 11.2, such limitations will not apply in respect of any Claims under any applicable US federal or state law, to the extent that such Claims arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or any supplement or amendment thereto including the preliminary prospectus, prospectus and any free writing prospectuses, or in any information related to the Issuer made public by the Issuer on the ASX or any information otherwise provided to one or more investors (either specifically or generally) by, or with the approval of, the Issuer in connection with the Offer, or arise out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, taken together with the ASX and other public disclosures of the Issuer as a whole, in the light of the circumstances under which they were made, not misleading.

Underwriting Agreement page 38

12	Due Diligence

12.1	Due diligence

The Issuer must, until Completion of the Offer, continue to:

(a)	make all enquiries that are reasonable in the circumstances; and

(b)	take all reasonable steps,

to ensure that:

(c)	there are no omissions from the Offer Documents or Issuer Information of information without which the relevant documents would be or become misleading;

(d)	no statement in the Offer Documents or Issuer Information is, or becomes, false, misleading or deceptive;

(e)	the issue of an Offer Document does not constitute conduct that is misleading or deceptive or is likely to mislead or deceive;

(f)

it promptly discloses to ASX (in a form and manner approved by the Underwriter acting reasonably) all information that is not generally available of which it is, or becomes, aware if were it not to do so, the Underwriter would contravene Division 3 of Part 7.10 of the Corporations Act whether or not in relation to the Offer; and

(g)	the Issuer is made aware of any circumstances which may render the Cleansing Notice Defective as soon as practicable after any such circumstance arises.

12.2	Access and information

(a)

The Issuer agrees to provide, and procure each of its related bodies corporate to provide, all information and data (including confidential information prepared for or by the Issuer and its subsidiaries) that the Underwriter and its officers reasonably request (or as may be required by any Government Agency):

(1)	before the Settlement Date; and

(2)	during any regulatory inquiry or actual or threatened legal or administrative proceedings in relation to the Offer,

to enable the Underwriter to obtain any information which the Underwriter reasonably requires in relation to the Offer.

(b)

The Issuer may only refuse to allow the Underwriter access as contemplated in clause 12.2(a), to the extent that to do so would in the opinion of a reputable law firm with recognised expertise in the area in the relevant jurisdiction cause the Issuer to lose legal professional privilege in respect of any document or information, in which case the Issuer must use best endeavours to give the relevant document or information in a manner or form that does not result in the loss of such legal professional privilege.

12.3	ASX and ASIC

Without limiting the generality of clause 12.2, the Issuer must promptly give the Underwriter copies of notifications to and approvals of ASX and ASIC or any other regulatory body relating to the Offer Documents, evidence of any lodging of the Offer Documents and any other similar material relating to the Offer.

Underwriting Agreement page 39

12.4	Due diligence materials

The Issuer must provide the Underwriter with full and free access to, and on request, copies of, the Due Diligence Materials, the Verification Materials and all materials and documents used or created in connection with the preparation of the Due Diligence Materials and the Verification Materials and must maintain those materials and documents for at least seven years from the Completion for that purpose.

13	GST

13.1	Definitions

Words defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) have the same meaning in this clause.

13.2	GST payable in addition to fees and expenses

In addition to paying the fees, costs, expenses and disbursements referred to in clause 9 (which are exclusive of GST) and in addition to any other amounts, the Issuer must:

(a)	pay to the Underwriter an amount equal to any GST payable on any supply by the Underwriter under or in connection with this agreement; and

(b)	make that payment:

(1)	as and when the fees, costs, expenses and disbursements referred to in clause 9 or other consideration or part of it must be paid or provided; and

(2)	if later, such later time being not more than 5 Business Days after a tax invoice has been issued by the Underwriter,

provided that before that payment is due to be made, the Underwriter has given a tax invoice to the Issuer in respect of the GST so payable.

13.3	GST on claims and expenses

Without limiting the operation of clause 13.2:

(a)

if a payment to satisfy a claim or a right to claim under or in connection with this agreement (for example, for misleading or deceptive conduct or for misrepresentation or for a breach of any warranty or for indemnity or for reimbursement of any cost or expense) or any other payment made under or in connection with this agreement which is not covered by clause 13.2 gives rise to a liability to pay GST, the payer must pay, and indemnify the payee against the amount of that GST; and

(b)

if a party has a claim under or in connection with this agreement for a cost or expense on which that party must pay GST, the claim is for the cost or expense plus all GST except any GST for which that party is entitled to an input tax credit.

13.4	Tax invoice

A party need not make payment of the amount referred to in clause 13.2 until it receives a tax invoice for the supply to which the payment relates.

Underwriting Agreement page 40

13.5	Adjustment of additional amount

If at any time an adjustment of GST arises in connection with any supply made under or in connection with this agreement by the supplier, a corresponding adjustment to the additional amount referred to in clause 13.2 and clause 13.3 must be made between the supplier and the recipient and any payment necessary to give effect to the adjustment must be made. In addition, the supplier must provide an adjustment note to the recipient no later than 7 days after becoming aware of the adjustment or any payment being required to be made by the recipient.

14	Notices

14.1	How to give a notice

A notice, consent or other communication under this agreement is only effective if it is:

(a)	in writing, signed by or on behalf of the person giving it;

(b)	addressed to the person to whom it is to be given; and

(c)	either:

(1)	delivered or sent by pre-paid mail (by airmail, if the addressee is overseas) to that person's address; or

(2)	sent by email to that person's email address.

14.2	When a notice is given

A notice, consent or other communication that complies with this clause is regarded as given and received:

(a)	if it is delivered or sent by email, on the first to occur of:

(1)	the sender receiving an automated message confirming delivery; and

(2)	two hours after it is sent, as recorded on the device from which the email is sent but provided that the sender does not receive an automated message to the effect that the email was not delivered,

and provided that if, pursuant to the foregoing, a notice, consent or other communication would be regarded as given and received:

(3)

after 5.00pm (local time in the place of receipt) on a Business Day, or on a day that is not a Business Day, it will be regarded as given and received at 9.00am (local time in the place of receipt) on the next Business Day; and

(4)	before 9.00am (local time in the place of receipt) on a Business Day, it will be regarded as given and received at 9.00am (local time in the place of receipt) on that Business Day; and

(b)	if it is sent by mail – on actual receipt.

14.3	Address for notices

A person's address and email address are as set out in Schedule 1, or as the person notifies the sender.

Underwriting Agreement page 41

15	General

15.1	Governing law

(a)	This agreement is governed by the law in force in Victoria.

(b)

Each party submits to the non-exclusive jurisdiction of the courts exercising jurisdiction in Victoria, and any court that may hear appeals from any of those courts, for any proceedings in connection with this agreement, and waives any right it might have to claim that those courts are an inconvenient forum.

15.2	Giving effect to this agreement

Each party must do anything (including execute any document), and must ensure that its employees and agents do anything (including execute any document), that the other party may reasonably require to give full effect to this agreement.

15.3	Waiver of rights

A right may only be waived in writing, signed by the party giving the waiver, and:

(a)	no other conduct of a party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

(b)	a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

(c)	the exercise of a right does not prevent any further exercise of that right or of any other right.

15.4	Operation of this agreement

(a)	This agreement constitutes the entire agreement of the parties about its subject matter and supersedes all previous agreements, understandings and negotiations on that subject matter.

(b)	Any right that a person may have under this agreement is in addition to, and does not replace or limit, any other right that the person may have.

(c)

Any provision of this agreement which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this agreement enforceable, unless this would materially change the intended effect of this agreement.

15.5	Inconsistency with other documents

If this agreement is inconsistent with any other document or agreement between the parties, this agreement prevails to the extent of the inconsistency.

15.6	Amendment

This agreement can only be amended, supplemented, replaced or novated by another agreement signed by the parties.

Underwriting Agreement page 42

15.7	Assignment

A party may only dispose of, declare a trust over or otherwise create an interest in its rights under this agreement with the consent of the other parties.

15.8	Time is of the essence

Time is of the essence in this agreement.

15.9	Counterparts

This agreement may be executed in counterparts. If so, the signed copies are treated as making up the one document and the date on which the last counterpart is executed will be the date of the agreement.

15.10	Attorneys

Each person who executes this agreement on behalf of a party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.

15.11	Operation of indemnities, representations and warranties

(a)	Each indemnity, representation and warranty in this agreement survives the expiry or termination of this agreement.

(b)	A party may recover a payment under an indemnity in this agreement before it makes the payment in respect of which the indemnity is given.

15.12	Discretion in exercising rights

A party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions) unless this agreement expressly states otherwise.

15.13	Extent of obligations

If any payment under this agreement becomes void by any statutory provision or otherwise, the obligations of the party that made the payment will be taken not to have been discharged in respect of that payment and the parties will be restored to the rights which each respectively would have had if that payment had not been made.

15.14	No liability for loss

A party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy under this agreement.

15.15	Conflict of interest

The parties’ rights and remedies under this agreement may be exercised even if this involves a conflict of duty or a party has a personal interest in their exercise.

Underwriting Agreement page 43

15.16	Consents

If the doing of any act, matter or thing under this agreement is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion, unless otherwise stated.

15.17	Survival

The representations, warranties and indemnities given by a party under this agreement do not merge upon completion of the transactions contemplated by this agreement.

15.18	No bias against the drafter

No provision of this agreement is to be interpreted to the disadvantage of a party because that party (or its representative) drafted that provision.

15.19	Acknowledgements

In relation to the Offer (including in connection with determining the terms of the Offer), the Issuer acknowledges and agrees that:

(a)

the Underwriter has been engaged solely as an independent contractor to provide the services set out in this agreement. In providing these services, the Underwriter is acting solely in a contractual relationship with the Issuer on an arm’s length basis;

(b)

the Underwriter is not acting as financial adviser or fiduciary to the Issuer or any other person or advising the Issuer or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Issuer must consult its own advisors on those matters and is responsible for making its own independent investigation and appraisal of the Offer. The Underwriter has no responsibility or liability to the Issuer regarding these matters;

(c)

any communication, whether written or oral, given by the Underwriter to the Issuer or any communications between the Underwriter and the Issuer can only be used and relied on by the Issuer and may not be used or relied on by any third party and may not, except to the extent required by law (and then only to the minimum extent so required), be disclosed to any third party without the prior written approval of the Underwriter (other than to the Issuer's professional advisers, so long as the Issuer procures such advisers to maintain the confidential nature of such communications, and the advisers must not place any reliance on such communications);

(d)

any review by the Underwriter of the Issuer, the Group, the Offer, the Offer Documents the terms of the Offer CDIs and related matters will be performed solely for the benefit of the Underwriter and not on behalf of the Issuer or any other person;

(e)

the Underwriter is not obliged to disclose to the Issuer or utilise for the benefit of the Issuer, any non-public information which the Underwriter or its Affiliates obtain in the normal course of their business where such disclosure or use would result in a breach of any obligation of confidentiality or any internal information management or Chinese wall policies of the Underwriter or its Affiliates;

Underwriting Agreement page 44

(f)

the Underwriter may perform the services contemplated by this agreement in conjunction with its Affiliates, and any Affiliates performing these services is entitled to the benefits of and is subject to the terms of this agreement;

(g)

the Underwriter may have interests that differ from those of the Issuer and may take into account any factors (including those solely in its interest) it considers appropriate in performing duties or exercising rights under this agreement;

(h)

the Underwriter and its Affiliates are engaged in securities trading, securities brokerage and financing activities, as well as providing investment banking and financial advisory services. In the ordinary course of their trading, brokerage and financing activities, the Underwriter and its Affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of their customers, in debt or equity securities or loans of any company that may be involved in the Offer or other matters contemplated by this agreement; and

(i)

without limiting any other express provisions of this agreement, to the maximum extent permitted by law, the Underwriter has no responsibility or liability to the Issuer regarding the Offer, the Offer Documents or the Issuer Information.

Underwriting Agreement page 45

Schedules

Table of contents

Notice Details	47

Certificate	48

Timetable	49

Underwriting Agreement page 46

Schedule 1

Notice Details

Issuer	AirXpanders, Inc.
Address	3047 Orchard Parkway, San Jose CA USA
Attention	Scott Murcray
Email	smurcray@airxpanders.com

Canaccord	Canaccord Genuity (Australia) Limited
Address	Level 4, 60 Collins Street, Melbourne VIC 3000
Attention	Alex Berezner
Email1	alex.berezner@canaccord.com.au

Underwriting Agreement page 47

Schedule 2

Certificate

Canaccord Genuity (Australia) Limited
Level 4, 60 Collins Street
Melbourne VIC 3000
Attention: Alex Berezner

Dear Sirs

Each of the undersigned certify, as at the date of this Certificate and other than as disclosed below, that to the best of their knowledge and information after due enquiry, in relation to AirXpanders, Inc. (Issuer):

(a)	the Issuer has complied with all obligations on its part to be performed:

(1)	under the Underwriting Agreement between the Underwriter and the Issuer dated [insert date] 2018 (Agreement); and

(2)	in respect of the Offer under statute or otherwise;

(b)	no Event of Termination has occurred; and

(c)	the representations and warranties given by the Issuer set out in clause 4.1 of the Agreement are true and correct.

For the avoidance of doubt, this Certificate does not impact the right of the Underwriter to terminate the Agreement in accordance with clause 10 of the Agreement.

For the purposes of this Certificate, ‘Offer ‘ and ‘Underwriter’ have the meaning given in the Agreement.

[Insert details of disclosure, if any]

Signed for and on behalf of AirXpanders, Inc. on [insert date] 2018:

………………………………..	………………………………..
Signature	Signature

………………………………..	………………………………..
Name	Name

………………………………..	………………………………..
Position	Position

Underwriting Agreement page 48

Schedule 3

Timetable

Event	Date

Announcement Date	Friday, 3 August 2018

Despatch information required to be sent to Stockholders and CDI Holders pursuant to the Appendix 7A timetable	Monday, 6 August 2018

Ex date	Tuesday, 7 August 2018

Record Date	Wednesday, 8 August 2018

Opening Date & Despatch Date	Monday, 13 August 2018

Closing Date	Wednesday, 22 August 2018

Shortfall Notice Date	Monday, 27 August 2018

Settlement Date	Wednesday, 29 August 2018

Allotment Date	Thursday, 30 August 2018

Trading Date	Friday, 31 August 2018

Initial Placement Allotment Date	Friday, 31 August 2018

Conditional Placement Allotment Date	+1 Business Day after Securityholder Approval

Underwriting Agreement page 49

Signing page

Executed as an agreement

Signed for AirXpanders, Inc. by

/s/ Francis Grillo
Francis Grillo

/s/ Zita Peach
Zita Peach

Underwriting Agreement page 50

Signed for Canaccord Genuity (Australia) Limited by

/s/ Marcus Freeman
Marcus Freeman

/s/ David Barlow
David Barlow

Underwriting Agreement page 51